Exhibit 99.1

GREENHUNTER RESOURCES

ANNOUNCES SENIOR MANAGEMENT CHANGES

GRAPEVINE, TEXAS, January 21, 2014— On January 15, 2014, GreenHunter Resources, Inc. (NYSE MKT: GRH and GRH.PRC) (the “Company”), made certain changes in the Company’s senior management team. The Board of Directors of the Company has accepted the resignation of Jonathan D. Hoopes as a member of The Board of Directors and as Interim Chief Executive Officer, President and COO. Mr. Hoopes has resigned to pursue other opportunities.

The Board appointed Mr. Gary C. Evans, the Company’s Chairman as the Interim Chief Executive Officer and Mr. Kirk J. Trosclair as the Company’s new Chief Operating Officer. Larry Covert has also been hired and has been appointed as the new Vice President of Investor Relations.

Kirk J. Trosclair presently serves as Executive Vice President for GreenHunter Resources, while also serving as Senior Vice President of Alpha Hunter Drilling, LLC., a wholly-owned subsidiary of Magnum Hunter Resources Corporation. Mr. Trosclair brings more than 21 years of diversified energy experience to GreenHunter Resources. His background includes drilling and exploration, engineering design, oilfield fluid terminal operations, logistics management, construction, and business development. Prior to serving the Company as Executive Vice President, Mr. Trosclair served as Director of Terminal Operations for GreenHunter Resources, Inc. Mr. Trosclair was previously employed as Marine Terminal Project Manager at InterMoor, Inc. located in Fourchon, Louisiana for over two years. Previously, Mr. Trosclair worked for over four years at ExxonMobil U.S. Production as Marine Logistics Planning and Scheduling Coordinator. Mr. Trosclair received his B.A. and A.S. in Petroleum Engineering Technology from Nicholls State University.

Mr. Covert is an energy focused investment professional with 17 years of finance and investing acumen within growth stage companies. He carries a seasoned track record in the oil & gas, alternative energy, technology, and real estate sectors and has raised over $650 Million in private capital. During the last 6 years, Mr. Covert has focused on the energy industry. Larry has structured and raised equity and debt capital for firms through private offerings within the RIA, broker dealer, and family office channels as President and CEO of Energy Hunter Securities, a registered FINRA broker dealer. Mr. Covert’s prior experience was as a Senior Analyst in mergers & acquisitions at Wachovia, a Research Analyst with venture capital firm MILCOM, the Vice President of Texas for CNL Investment Co, Managing Director of mineral rights and royalty acquisition firm GreenBlack Energy, and as Managing Director of a private equity unit of defense firm Fulcra Worldwide. Larry is a member of the Advisory Council of the Brown Foundation Institute of Molecular Medicine, University of Texas Medical School, is a supporter of the Aspen Institute: Energy and Environment Program, and is a frequent speaker regarding energy investing at numerous industry conferences. Larry earned his MBA at Rollins College as Class Officer, a BA in Psychology from the University of Alabama, and also earned a Certificate in Private Equity and Corporate Governance from the Harvard Business School Executive Management Program in Cambridge, MA. Larry Covert has also earned his Series 24 Principal, Series 7 Registered Representative, and Series 63 State Securities licenses with FINRA.

About GreenHunter Water, LLC (a wholly owned subsidiary of GreenHunter Resources, Inc.)

GreenHunter Water, LLC, a wholly owned subsidiary of GreenHunter Resources, Inc., provides Total Water Management Solutions™ in the unconventional shale oil and natural gas plays. Because there is no single solution to E&P fluids management, GreenHunter Water’s approach to water management includes fixed-facility and mobile water treatment systems (Frac-Cycle®), an expanding portfolio of UIC Class II Salt Water Disposal wells with advanced hauling and fresh water logistics services, a next-generation modular above-ground storage tank system (MAG Tank™) and compliance tracking technologies (RAMCATTM) that allow Shale producers to reduce costs while they account for their fluids from cradle-to-grave and adhere to emerging regulations.

For a visual animation of the Class II Salt Water Disposal well development and completion technique that is being utilized in GreenHunter Water’s Appalachia, Eagle Ford, Mississippian Lime and Bakken SWD program, navigate to the video by clicking on “Salt Water Disposal Animation” button on the Operations tab at GreenHunterResources.com or click here.

Additional information about GreenHunter Water may be found at www.GreenHunterWater.com

Forward-Looking Statements

Any statements in this press release about future expectations and prospects for GreenHunter Resources and its business and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the substantial capital expenditures required to fund its operations, the ability of the Company to implement its business plan, government regulation and competition. GreenHunter Resources undertakes no obligation to update these forward-looking statements in the future.

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For Further Information Contact:

GreenHunter Resources, Inc.

Larry Covert

Vice President of Investor Relations

1048 Texan Trail

Grapevine, TX 76051

Tel: (972) 410-1044

lcovert@greenhunterresources.com